SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 17, 2003

Multi-Color Corporation
(Exact name of registrant as specified in charter)

Ohio	0-16148	31-1125853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Walnut Street, Suite 1300, Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

513/381-1480
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

On January 17, 2003, Multi-Color Corporation (“Company”), through its wholly-owned subsidiary MCC-Dec Tech, LLC, completed the purchase of the North and South American Decorating Technologies Division (“Dec Tech”) of Avery Dennison Corporation. Dec Tech is a supplier of heat transfer labels to the health & beauty aids, food and beverage industries. The Company acquired specific assets and assumed certain liabilities of Dec Tech including web gravure printing equipment, inventory, accounts receivable and accounts payable. The Company will also take ownership of all Dec Tech’s North and South American patents and trademarks. The total purchase price of $6,206,000 was based on the book value of the acquired assets and assumed liabilities. The Company paid $1,811,000 in cash at closing and funded the remainder with a promissory note to Avery Dennison for $4,395,000. The cash paid at closing was provided through the Company’s operating cash. The promissory note is payable in four equal annual installments with interest at 5%. The acquisition will be accounted for as an asset purchase, and accordingly the purchase price will be allocated to assets and liabilities based on their estimated value as of the date of acquisition. The Company intends to use Dec Tech’s assets to continue to provide heat transfer labels to the health & beauty aids, food and beverage industries. There was no prior relationship between the Company and Dec Tech other than an arm’s length customer/vendor relationship.

Item 7. Financial Statements and Exhibits

No financial statements are required.

Exhibits:

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated January 17, 2003 between Multi-Color Corporation, MCC-DecTech, LLC, Dennison Manufacturing Company and Avery Dennison Corporation.

99.1	Copy of the Press Release, dated January 21, 2003, issued by the Company, publicly announcing the actions reported therein.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTI-COLOR CORPORATION

By:      /s/ Dawn H. Bertsche
Name: Dawn H. Bertsche
Title:   Vice President-Finance, Chief Financial Officer
Date:   February 3, 2003